Exhibit 10.3

Level 28, Waterfront Place
1 Eagle Street
Brisbane QLD 4000 Australia

T +61 7 3338 7500 | F +61 7 3338 7599

GEM Capital Commitment Agreement

Between

Imricor Medical Systems Inc

ARBN 633 106 019

(Company)

and

GEM Global Yield LLC SCS

(GEM)

and

GEM Yield Bahamas Limited

(GEMYB)

Table of Contents

1	Definitions and interpretation		1

	1.1	Interpretation	1

	1.2	Interpretation	6

2	Capital Commitment		7

	2.1	Commitment	7

	2.2	Exclusivity	7

3	Capital Calls		7

	3.1	Entitlement	7

	3.2	Capital Call Procedure	8

	3.3	Capital Call Conditions	8

	3.4	Capital Call Limits	10

	3.5	Requirements for Capital Call Notices	10

	3.6	Waiver of Compliance	10

4	Pricing		10

	4.1	Calculation of Total Purchase Price	10

	4.2	Capital Call CDIs	11

	4.3	Purchase Price	11

	4.4	Adjustments	11

	4.5	Disposal during Evaluation Period	12

	4.6	Extension of Evaluation Period	12

	4.7	Equity raisings	12

5	Closing		12

	5.1	Closing Date	12

	5.2	Actions on closing	12

	5.3	Actions after closing	13

6	Representations and warranties		14

	6.1	Warranties	14

	6.2	Application	14

	6.3	Official quotation	14

	6.4	Organisation and qualification	14

	6.5	Issue of CDIs	15

	6.6	No Event of Default	15

	6.7	No conflicts	16

	6.8	Financial statements	16

	6.9	Information accurate and complete	17

	6.10	CHESS	17

7	Mutual Representations and Warranties		18

	7.1	General	18

	7.2	Warranties	18

8	Disclosure		18

	8.1	No announcement or other disclosure of transaction	18

	8.2	Permitted disclosure	19

9	Indemnity		19

10	Other agreements of the Parties		21

	10.1	Listing	21

	10.2	Disclosure of material information	21

	10.3	Negative covenants	21

	10.4	Holding and trading CDIs	21

11	Fees and costs		22

	11.1	Placement Agreement Fee	22

	11.2	Payment	22

	11.3	Cash settlement	22

	11.4	Payment in kind	23

	11.5	Promissory Note	23

	11.6	Late payments	24

	11.7	General costs and expenses	24

	11.8	Statutory charges and duties etc	24

12	Options		25

	12.1	Grant	25

	12.2	Liquidated damages	25

	12.3	Payment of liquidated damages	25

	12.4	Acknowledgement	26

13	Goods and services tax		26

	13.1	Recovery of GST on supplies and adjustments under this agreement	26

	13.2	Other GST matters	26

14	Term and termination		27

	14.1	Term	27

	14.2	Events of default	27

	14.3	Consequences of an Event of Default	28

	14.4	Effect of termination	28

15	Conflict with Constituent Documents		29

16	Notices		29

	16.1	Service of notices	29

16.2	Receipt	29

16.3	Execution	30

16.4	Other modes of service permitted	30

16.5	Interpretation	30

17	General	30

17.1	Approvals and consent	30

17.2	Assignment	30

17.3	Entire agreement	30

17.4	Execution of separate documents	31

17.5	Further acts	31

17.6	Acknowledgment by the Company	31

17.7	Stamp duty	31

17.8	Goods and Services Tax	31

17.9	Rights cumulative	31

17.10	Severability	32

17.11	Variation	32

17.12	Waiver	32

17.13	Set off	32

17.14	Governing law and jurisdiction	32

Schedule 1		33

Capital Call Notice		33

Schedule 2		34

Form of Resolution of Directors (clause 3.2(b))		34

Schedule 3		35

CDI Lending Deed		35

Schedule 4	36

Form of closing statement (clause 5.2(a)(i)(A))	36

Schedule 5	37

Option terms and conditions	37

Schedule 6	38

Form of Promissory Note	38

This agreement is made on

between	Imricor Medical Systems Inc ARBN 633 106 019 of 400 Gateway Boulevard, Burnsville, 55337- 2559, United States (Company)

and	GEM Global Yield LLC SCS of 412F, Route d’Esch, L-2086 Luxembourg (GEM)

and	GEM Yield Bahamas Limited of CUB Financial Centre, GF5, Lyford Cay, Nassau Bahamas (GEMYB)

Recital

GEM has agreed to grant to the Company and the Company has agreed to accept an A$30,000,000 Capital Commitment on the terms and conditions set out in this agreement.

Now it is agreed as follows:

1	Definitions and interpretation

1.1	Interpretation

The following terms used in this agreement will bear the following meanings, unless the context otherwise requires:

Words and expressions used but not expressly defined in this agreement, which are also used in the Corporations Act or the Listing Rules, have the same meanings given to those words or expressions in the Corporations Act or the Listing Rules.

15 Day Trading Volume has the meaning given in clause 3.4.

Accounting Standards means the basis of preparation of the financial information contained in the Company’s 2022 Annual Report disclosed to ASX on 6 April 2023;

Affiliate means, with respect to any Person, any other Person that gives or receives non-binding investment directions or recommendations to or from such Person or any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person;

Applicable Corporate Law in relation to an entity means all applicable corporate and securities laws in relation to that entity including without limitation the Corporations Act.

ASIC means the Australian Securities & Investments Commission or any successor body.

ASX means the Australian Securities Exchange operated by ASX Limited ACN 008 624 691.

ASX Settlement Operating Rules means the settlement rules of ASX Settlement Pty Ltd.

Authorisation includes:

(a)	any consent, authorisation, registration, filing, agreement, notarisation, certificate, permission, licence, approval or exemption from, by or with a Governmental Authority;

(b)

in relation to anything which is prohibited or restricted by law if a Governmental Authority takes certain action within a specified period, the expiry of that period without the Governmental Authority taking that action; and

(c)	all approvals, permissions or consents required under any applicable laws (including the Corporations Act and the Foreign Acquisitions and Takeovers Act) or the Listing Rules.

Available Commitment means the Total Commitment less the aggregate Total Purchase Price already paid or payable by GEM under this agreement.

Black Scholes Value means the value of the GEM Options based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg reflecting:

(a)	a risk-free interest rate equivalent to the US treasury bond rate for the 3 year period commencing on the Options Delivery Date;

(b)	an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg as at the Options Delivery Date; and

(c)	the underlying price per CDI used in such calculation shall be the average of the VWAPs over 5 consecutive Trading Days,

in each case, as determined by GEM.

Bloomberg means Bloomberg Financial Markets.

Business in respect of the Company and its Subsidiaries means the businesses they each carry on at the date of this agreement.

Business Day means a day on which banks are open for general banking business in Brisbane, Queensland, excluding Saturdays and Sundays.

Capital Call means an exercise by the Company of its entitlement under this agreement to require GEM to subscribe for (or to cause another person to subscribe for) CDIs on the terms and conditions of this agreement.

Capital Call Amount, in relation to a Capital Call Notice, means the amount calculated under clause 5.2(b).

Capital Call Date, in relation to a Capital Call Notice, means the date on which GEM receives from the Company that Capital Call Notice.

Capital Call Documents, in relation to a Capital Call Notice, means each of the documents which must be given to GEM under clause 3.2, in relation to that Capital Call Notice.

Capital Call Notice means a notice given in accordance with clause 3 and in the form set out in Schedule 1.

Capital Call CDIs, in relation to a Capital Call Notice, has the meaning given in clause 4.2.

Capital Call Limit, in relation to a Capital Call Notice, means the limit set in accordance with clause 3.4.

Capital Commitment means the facility granted under this agreement.

CDI means a CHESS depositary interest issued by CDN which represents a beneficial interest in one fully paid Class A common stock in the Company.

CDI Lender means the CDI lender under the CDI Lending Deed.

CDI Lending Deed means the CDI lending deed substantially in the form set out in Schedule 3.

CDN means CHESS Depositary Nominee Pty Ltd ACN 071 346 506.

CHESS means Clearing House Subregister System.

Cleansing Document means either:

(a)	a notice which complies with section 708A(6) of the Corporations Act;

(b)

a prospectus which satisfies the requirements of section 708A(11)(b)(i) of the Corporations Act. A prospectus does not satisfy the the requirements of section 708A(11)(b)(i) of the Corporations Act for so long as it is the subject to an ASIC stop order or interim stop order; or

(c)	such other document required in order to allow secondary trading in the CDIs under any Applicable Corporate Laws.

Closing Date means, in relation to each Capital Call, the day determined in accordance with clause 5.1.

Closing Statement means the statement to be given by GEM to the Company on the Closing Date in accordance with clause 5.2 in the form of Schedule 4.

Commitment Period means the period starting on the date of this agreement and ending on the date 3 years from that date.

Company Group means the Company and its Controlled Entities.

Consituent Documents means the Certificate of Incorporation and bylaws of the Company (as amended from time to time).

Control has the meaning given to that expression in section 50AA of the Corporations Act and Controlled has a corresponding meaning.

Controlled Entities means each entity which the Company Controls as that expression is defined in section 50AA of the Corporations Act.

Corporate Regulator in relation to an entity means the Governmental Authority having jurisdiction over that entity in relation to its corporate affairs including the issue and dealings with any shares or other securities of that entity, including without limitation ASIC.

Corporations Act means the Corporations Act 2001 (Cth).

Disclosure Documents has the meaning given in clause 6.9(a).

Electronic Delivery (including the terms Electronically Deliver and Electronically Delivering) means receipt by GEM or nominee by electronic registration to GEM’s CHESS Account (or such other electronic system which provides for the recording, delivery and transfer of title by way of electronic entries, as may be required by GEM by notice to the Company) of duly and validly issued CDIs, in accordance with the ASX Settlement Operating Rules and procedures of CHESS, and receipt of confirmation by GEM that this has occurred.

Evaluation Period, in relation to a Capital Call Notice, means the period starting on and from the Trading Day immediately after a Capital Call Date and ending at 5.00 pm on the Trading Day which is 15 consecutive Trading Days after the Capital Call Date, unless the period is extended in accordance with clause 4.6.

Event of Default means an event of default described in clause 14.2.

Fully Diluted means the share capital of a company determined on the basis that all of the securities which can be converted into CDIs have been converted in accordance with the terms and conditions of conversion and GEM’s discretion acting reasonably.

GEM Options means the Options to be granted to GEM or its nominee under clause 12.1(a).

Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including without limitation any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power over or in respect of the Company or the Business carried on by the Company and its Subsidiaries as at the date of this agreement.

GST includes any form of goods and services tax or value added tax and, in respect of any taxable supply in Australia, has the meaning given to that term in the GST Act.

GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Liability means any liability whether present, unascertained, actual, contingent or prospective.

Lien with respect to any asset, means any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or there from save for such matters in the ordinary course of business.

Listing Rules means the listing rules of the ASX from time to time in force.

Liquidated Damages Amount has the meaning defined in clause 12.2.

Market Rules means the ASX Market Rules from time to time in force.

Material Adverse Effect means any effect on the business, operations, properties, financial condition or prospects of the Company, its Subsidiaries and their Affiliates, that is material and adverse to the Company, its Subsidiaries and their Affiliates, taken as a whole, and/or any condition, circumstances or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this agreement in any material respect.

Material Change in Ownership occurs in relation to the Company if:

(a)	a Person (either alone or with its Affiliates) who does not have Control of the Company as at the date of this agreement, subsequently acquires such Control; or

(b)	the officers and directors of the Company have a Relevant Interest (as that expression is defined in the Corporations Act) of less than 5% of the total number of issued CDIs in the Company.

Minimum Fixed Price, in relation to a Capital Call Notice, means such price per CDI that the Company nominates in a Capital Call Notice. This price will at all times be adjusted proportionately to correspond to the (same proportion) capital reorganisation (if any) of the share capital of the Company, such as a consolidation or division of the Company’s share capital, and the corresponding number of CDIs on issue.

Option means an option to subscribe for CDIs on the terms and conditions set out in Schedule 5.

Option Certificate means a certificate evidencing the grant by the Company to GEM or its nominee in relation to Options in a form which is the same as or substantially similar to the form set out in Schedule 5.

Options Delivery Date means each date on which the Company must grant Options to GEM or its nominee in accordance with clause 12.1.

Option Expiry Date means the date that is 3 years after the date of this agreement.

Paid Amount has the meaning given in clause 11.5(b).

Person means an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision) or any other entity of any kind.

Placement Agreement Fee means the fee payable by the Company to GEMYB in accordance with clause 11.1.

Potential Event of Default means any event, thing or circumstance which with the giving of notice or passage of time or both would become an Event of Default.

Promissory Note means a promissory note to GEMYB in the form set out in Schedule 6.

Proposed Capital Call CDIs, in relation to a Capital Call Notice, means the number of CDIs specified by the Company in the Capital Call Notice as the number of Capital Call CDIs to be subscribed for by GEM or its nominee.

Purchase Price, in relation to a Capital Call Notice, means the subscription price per CDI in relation to that Capital Call Notice, determined in accordance with clause 4.3.

Relevant Capital Call Conditions mean the conditions in clauses 3.3(a) (listing and quotation of CDIs), 3.3(e) (no breach or default), 3.3(f) (no fraud), 3.3(i) (Authorisations), 3.3(k) (liquidity), 3.3(l) (CDI lending), 3.3(m) (cleansing), 3.3(p) (no Material Change in Ownership),3.3(q) (no Material Adverse Effect) and 3.3(s) (no inquiry, investigation etc), in each case as if the Capital Call Date was the Issue Date (as defined in clause 11.4(a)).

SSF means a facility for the issue of shares, securities or CDIs to financial investors structured over time with each tranche and drawdown made at the discretion of the Company.

Subsidiary or Subsidiaries means a Person or Persons whose accounts are consolidated with the accounts of the Company or are Controlled Entities of the Company.

Total Commitment means A$30,000,000 or such other amount agreed to by all the parties in writing.

Total Purchase Price means in relation to a Capital Call Notice the total purchase price calculated under clause 4.

Trading Day has the meaning given to that expression in the Market Rules from time to time.

Unpaid Placement Agreement Fee has the meaning given to that expression in clause 11.2.

VWAP means, in relation to a Trading Day, the volume weighted average price (in Australian dollars, rounded to four decimal places) of the CDIs traded in the ordinary course of business on the ASX on that Trading Day, excluding block trades, large portfolio trades, permitted trades during the pre-trading hours period, permitted trades during the post-trading hours period, out of hours trades and exchange traded option exercises.

Westpac Business Finance Rate means the Mortgage Free Business Finance Rate published by Westpac Banking Corporation from time to time and in the event it is not published, such other comparable base rate determined by GEM in its discretion.

1.2	Interpretation

In this agreement, unless the context otherwise requires:

(a)	the headings in this agreement are for convenience only, and shall be ignored in construing its terms;

(b)	the singular includes the plural and vice versa;

(c)	words importing a gender include the other genders;

(d)	other grammatical forms of defined words or phrases have corresponding meanings;

(e)	a reference to a clause, part of a clause, schedule or annexure is a reference to that clause or part of a clause of or schedule or annexure to this agreement;

(f)

a reference to this agreement includes its recitals, schedules and any annexures as it may from time to time be amended and except to the extent that the context clearly otherwise indicates includes all supplemental or collateral deeds whether or not they are expressly incorporated in such reference;

(g)	legislation referred to in this agreement is as amended, re-enacted or replaced from time to time;

(h)	a reference to a party is a reference to a party to this agreement;

(i)	a reference to a party to this agreement includes that party’s successors and permitted assigns;

(j)

a reference to a document or agreement, including this agreement, includes a reference to that document or agreement as novated, altered or replaced from time to time and, in the case of this agreement, to any supplemental or collateral document to this agreement;

(k)	a reference to cents, dollar, A$ or $, is a reference to the currency of Australia;

(l)	use of a term denoting subject matter which comprises more than one part or aspect includes a reference to each or any part or aspect of the subject matter;

(m)

a term of this agreement which has the effect of requiring anything to be done on or by a date which is not a Business Day must be interpreted as if it required it to be done on or by the next Business Day.

(n)	a reference to a group of Persons is a reference to all of them collectively, to any two or more of them collectively and to each of them individually;

(o)	all payments to be made by a party to GEM or GEMYB must be paid without deduction, counterclaim or set off in cleared and immediately available funds into a bank account nominated by GEM or GEMYB; and

(p)	a reference to any time means Brisbane time, unless otherwise indicated.

2	Capital Commitment

2.1	Commitment

(a)

GEM grants to the Company a Capital Commitment on the terms and conditions of this agreement under which the Company may, during the Commitment Period, require GEM to subscribe for (or cause to be subscribed for) such a number of CDIs having a total issue price not exceeding the Total Commitment.

(b)

GEM agrees that during the Commitment Period it will subscribe for (or cause to be subscribed for) CDIs having a total issue price not exceeding the Total Commitment on the terms and conditions described in this agreement.

2.2	Exclusivity

The Company agrees not to enter into a SSF agreement with any investor other than GEM or GEMYB during the Commitment Period. This provision does not limit the Company from raising funds by any means other than pursuant to a SSF and such other means may include, but are not limited to a placement of CDIs, convertible bonds and rights issues.

3	Capital Calls

3.1	Entitlement

(a)

Subject to this agreement, the Company may at any time during the Commitment Period, make a Capital Call on any of the Available Commitment by following the procedure and satisfying the conditions set out in this agreement.

(b)	The Company must not give a further Capital Call Notice:

(i)	at any time during an Evaluation Period;

(ii)	prior to a Closing Date; or

(iii)

if the completion of any Capital Call would result in GEM, GEMYB or the Company being in breach of this agreement, any applicable law which would make the subscription for CDIs by GEM under the Capital Call unlawful or the Listing Rules.

3.2	Capital Call Procedure

If the Company wishes to drawdown any of the Available Commitment, it must deliver to GEM:

(a)	(Capital Call Notice) a Capital Call Notice duly executed by the Company which complies with this agreement;

(b)

(directors’ resolutions) an extract from the minutes of a meeting of directors of the Company or from a circulating resolution, certified as correct by a director of the Company, evidencing that the directors of the Company have duly passed resolutions which are in a form which is the same as or substantially similar to those set out in Schedule 2;

(c)	(shareholder approval) if the issue of CDIs to GEM or its nominee requires the approval of the Company in general meeting for any reason:

(i)	a certificate signed by two directors of the Company that the approval has been obtained in accordance with law and the Listing Rules; and

(ii)	an extract from the minutes of the general meeting, certified as correct by two directors of the Company, evidencing that such approval has been obtained.

3.3	Capital Call Conditions

GEM’s obligations under clause 5 to subscribe for CDIs under this agreement are subject to and conditional upon the following conditions having been satisfied or fulfilled in respect of each Capital Call:

(a)	(listing and quotation of CDIs) all of the following have been satsified:

(i)	the Company is admitted to the official list of ASX;

(ii)	the CDIs are granted quotation on ASX; and

(iii)	trading in the CDIs on ASX has not been suspended during the 15 Trading Days prior to the date of the Capital Call Notice;

(b)	(Capital Call procedure) the Company is entitled under this agreement to make a Capital Call and has complied with the Capital Call procedure in this agreement;

(c)	(Capital Call Limit) the Capital Call Limits in clause 3.4 not having been exceeded;

(d)	(Capital Call Documents) GEM having received properly completed and duly executed Capital Call Documents in respect of the relevant Capital Call;

(e)

(no breach or default) the Company not being in breach of this agreement and no Event of Default has occurred or subsists as at the relevant Capital Call Date, the relevant Closing Date or will result from the provision of monies under the Capital Call;

(f)	(no fraud) there are no reasonable allegation of fraud made against the Company or any of its Controlled Entities or any of their officers;

(g)	(availability of funds) the provision of subscription monies in accordance with the Capital Call Notice will not cause the Available Commitment to be exceeded;

(h)

(representations and warranties) each representation and warranty by the Company in this agreement is true and correct and is neither misleading nor deceptive in any respect as at the Capital Call Date or at the relevant Closing Date as though it had been made on and as of each of those dates;

(i)

(Authorisations) all Authorisations necessary to be obtained by the Company for the Capital Call have been obtained and evidence provided to GEM including, without limitation, any approvals required under the Listing Rules;

(j)	(closing trade price) the closing trade price of a CDI quoted on ASX on the Trading Day immediately preceding the Capital Call Date is equal to or higher than the Minimum Fixed Price;

(k)	(liquidity) during the 15 Trading Days prior to and excluding the Capital Call Date:

(i)	the CDIs were continuously quoted on ASX; and

(ii)

there was no actual or threatened trading halt of the CDIs or suspension of the CDIs from quotation (whether at the request of the Company or otherwise). A trading halt or suspension is only taken to have been threatened if the Company has received notice of that threat from ASX;

(l)	(CDI lending) all of the following has occurred in respect of each proposed Capital Call:

(i)	GEM has entered into a CDI Lending Deed with the CDI Lender;

(ii)

the CDI Lender has lent to GEM or its nominee and delivered to either of them under the CDI Lending Deed such a number of CDIs which is no less than the number of CDIs specified in the relevant Capital Call Notice or as otherwise agreed between the parties;

(iii)

the Company and each CDI Lender have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this agreement to be performed, satisfied or complied with by the Company or the CDI Lender (as the case may be) at or prior to the Capital Call Date; and

(iv)	the CDI Lender has otherwise complied with all of its essential obligations under the CDI Lending Deed;

(m)	(cleansing) the Company has complied with its obligations under clause 5.3 in respect of any earlier Capital Call;

(n)	(Promissory Note) the Company has complied with its obligations under clause 11;

(o)	(grant of Options) the Company has complied with its obligations under clause 12 (Options);

(p)	(no Material Change in Ownership) no Material Change in Ownership has occurred or is reasonably expected to occur;

(q)	(no Material Adverse Effect) no Material Adverse Effect has occurred or is reasonably expected to occur;

(r)

(no substantial holder filings) unless required by any Applicable Corporate Laws or GEM otherwise agrees, no Capital Call Notice must require GEM to make any announcements or file any shareholder related reports including any substantial holder notice; and

(s)

(no inquiry, investigation etc) no inquiry, investigation or other proceeding, whether formal or informal, has been commenced, announced or threatened, no order has been issued by any governmental or regulatory organisation or stock exchange and there has been no change of law or policy, or the interpretation or administration thereof, in each case which operates or could operate to prevent, suspend, hinder, delay, restrict or otherwise have a significant adverse effect on the transactions contemplated by this agreement or which could have a material adverse effect on GEM.

3.4	Capital Call Limits

The Company cannot require GEM in a Capital Call Notice to subscribe for such a number of CDIs which is more than the number calculated under the following formula:

Capital Call Limit = 700% x 15 day Trading Volume

where:

15 day Trading Volume means the average daily number of CDIs traded on ASX during the 15 Trading Days prior to and excluding the Capital Call Date.

3.5	Requirements for Capital Call Notices

(a)	A Capital Call Notice may be delivered by the Company at any time and must be:

(i)	in the form set out in Schedule 1;

(ii)	duly completed and signed by the Company; and

(iii)	delivered to GEM on a Business Day by no later than 9.00 am on that Business Day.

(b)	The Closing Date specified in a Capital Call Notice must be a Business Day.

3.6	Waiver of Compliance

The Capital Call procedure in clause 3.2 and Capital Call conditions in clauses 3.3 to 3.5 are for the benefit of GEM only. They may only be waived by GEM in its absolute and sole discretion and only by notice in writing to the Company. Any Capital Call Notice or purported Capital Call which does not comply with this agreement is invalid and ineffective. GEM is under no obligation to confirm a Capital Call or to subscribe for CDIs under this agreement if any of the representations and warranties in this agreement are not true and correct as at the Capital Call Date or if any other Capital Call conditions in clauses 3.3 to 3.5 have not been complied with.

4	Pricing

4.1	Calculation of Total Purchase Price

The Total Purchase Price is the amount which is equal to the number of Capital Call CDIs multiplied by the Purchase Price.

4.2	Capital Call CDIs

The Capital Call CDIs comprise the Proposed Capital Call CDIs as adjusted in accordance with this clause 4.

4.3	Purchase Price

If GEM is required under this agreement to subscribe for CDIs, it must do so at a Purchase Price per CDI equal to the higher of:

(a)	90% of average closing bid price of CDIs during the Evaluation Period as adjusted under clause 4.4(c)(ii); and

(b)	the Minimum Fixed Price.

4.4	Adjustments

(a)	Each of the following events is an Adjustment Event:

(i)	the Company cancels a Capital Call Notice;

(ii)	the closing bid price of CDIs multiplied by 90% is less than the Minimum Fixed Price;

(iii)	trading in the CDIs on ASX is suspended or halted;

(iv)	the number of CDIs traded on ASX on any Trading Day during the Evaluation Period is less than 25% of the 15 Day Trading Volume (as defined in clause 3.4); and

(v)	an event occurs which has a Material Adverse Effect or which in GEM’s reasonable opinion is likely to have a Material Adverse Effect.

(b)	A Knockout Day is a day on which an Adjustment Event occurs.

(c)	Notwithstanding anything else contained in this agreement, if a Knockout Day occurs during an Evaluation Period:

(i)	the Proposed Capital Call CDIs will be reduced by 1/15th for every Knockout Day which occurs during the Evaluation Period; and

(ii)

in calculating the average closing bid price in clause 4.3, the closing bid price on any Knockout Day will be disregarded and the number of Trading Days comprising the Evaluation Period will be reduced by the number of Knockout Days that occur during that period.

(d)	GEM has the right in its absolute discretion (but not the obligation) to:

(i)	reduce the Proposed Capital Call CDIs (following adjustment, if any, under clause 4.4(c)(i)) by up to 50% of the number of Proposed Capital Call CDIs; or

(ii)

increase the Proposed Capital Call CDIs (with or without adjustment under clause 4.4(c)(i)) by up to 200%, provided that GEM cannot require the Company on the Closing Date to issue any CDIs to GEM or its nominee if to do so would be in breach of any law or the Listing Rules.

4.5	Disposal during Evaluation Period

GEM must not, on any Trading Day during the Evaluation Period, sell CDIs representing more than 1/15th of the CDIs specified in a Capital Call Notice.

4.6	Extension of Evaluation Period

(a)	GEM may extend an Evaluation Period to up to a total of 10 Trading Days.

(b)

If GEM elects to extend the Evaluation Period in accordance with clause 4.6(a), the Company may request interim Closing Dates for each 5 Trading Day period during the relevant extended Evaluation Period (Interim Closing Period).

(c)	If the Company requests an Interim Closing Period in accordance with clause 4.6(b):

(i)

GEM will advance to the Company an amount equal to 90% of the average closing bid price of CDIs during the relevant Interim Closing Period, within 5 Business Days of the end of the relevant Interim Closing Period; and

(ii)	the Company must repay to GEM the amount of the advance made under clause 4.6(c)(i) in full without set off, counterclaim or deduction on the Closing Date.

4.7	Equity raisings

If the Company undertakes any equity or equity linked raising within the 12 months after the date of this agreement (Equity Raising):

(a)	GEM may, in its absolute discretion, elect to participate in up to 15% of the Equity Raising on the same terms and conditions as the other equity investors; and

(b)	the Company must not announce or proceed with the equity or equity linked raising unless it has first given GEM:

(i)	a reasonable opportunity to participate in it in accordance with this clause 4.7; and

(ii)

in all cases, at least 5 clear Business Days notice of the terms and conditions of the proposed equity or equity linked raising (other than pricing for the proposed raising, which will be provided to GEM as soon as reasonably practicable after the pricing has been confirmed) .

5	Closing

5.1	Closing Date

The Closing Date in relation to any given Capital Call is the date which is the Trading Day immediately after the end of the Evaluation Period.

5.2	Actions on closing

(a)

Subject to the Company having complied with the Corporations Act, the Listing Rules and the Capital Call procedure in clause 3.2, the Capital Call conditions in clauses 3.3 to 3.5 having been fulfilled (or waived by GEM) and any shareholder approval or regulatory approval required under clause 3.2 having been obtained, on the Closing Date:

(i)	GEM must:

(A)	give the Company a Closing Statement.

(B)	subscribe for the Capital Call CDIs at the Purchase Price;

(C)	if the allottee of the Capital Call CDIs is a nominee of GEM and is not the CDI Lender or an existing member of the Company, provide to the Company a written consent from the allottee:

(I)	consenting to the issue of the Capital Call CDIs to it;

(II)	consenting to become a member of the Company; and

(III)	agreeing to be bound by the Constiutent Documents on the issue of the Capital Call CDIs to it; and

(D)	pay the Company the Capital Call Amount (if that amount is positive); and

(ii)	the Company must:

(A)	issue, allot and Electronically Deliver the Capital Call CDIs to GEM or its nominee;

(B)

deliver to GEM or the allottee of the Capital Call CDIs a holding statement evidencing the allotment and issue of the Capital Call CDIs on the Closing Date together with details of all necessary identification numbers and other information necessary to enable the allottee to deal immediately with the issued Capital Call CDIs; and

(C)	except where clause 5.3(c) applies, lodge with the ASX and Corporate Regulator (if required) a Cleansing Document.

(b)	The Capital Call Amount in respect of a Capital Call Notice is an amount equal to:

(i)	the Total Purchase Price calculated under clause 4; less

(ii)	any amounts advanced under clause 4.6(c)(i); less

(iii)

all and any monies due and payable by the Company to GEM or GEMYB as at the relevant Closing Date under this agreement including monies payable under clause 11 (Fees and costs), clause 12 (Options) and clause 13 (GST).

(c)

The Company hereby requests and authorises GEM to pay directly to GEM or GEMYB (as the case may be) or its nominee any monies specified in clause 5.2(b)(iii) in satisfaction of the Company’s obligations.

(d)	The obligations of GEM and the Company on the Closing Date are interdependent.

5.3	Actions after closing

(a)	Except where clause 5.3(c) applies, on the Business Day immediately after the Closing Date, the Company must lodge with ASX or the Corporate Regulator a Cleansing Document.

(b)

The Company must obtain a grant of quotation from ASX for the Capital Call CDIs within five Business Days after the Closing Date, including complying with any reasonable condition required by ASX as a condition of it granting quotation.

(c)

This clause 5.3(c) applies if, before the date on which the Capital Call CDIs are issued, the Company has lodged with the Corporate Regulator a prospectus (or other disclosure document) which satisfies the requirements of section 708A(11)(b)(ii) of the Corporations Act (or such equivalent requirement under any Applicable Corporate Laws). A prospectus (or other disclosure document) does not satisfy the requirements of section 708A(11)(b)(ii) of the Corporations Act (or such equivalent requirement under any Applicable Corporate Laws) for so long as it is the subject to a Corporate Regulator intervention (including an ASIC stop order or interim stop order (or other equivalent Corporate Regulator intervention).

6	Representations and warranties

6.1	Warranties

The Company gives to GEM and GEMYB the representations and warranties set out in this clause 6. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation and warranty. Where a representation or warranty is qualified by announcements by the Company or disclosures which the Company has made to GEM and GEMYB, it is only qualified by written disclosures given to GEM and GEMYB.

6.2	Application

Subject to the disclosures provided to GEM from time to time by the Company in writing and any announcements made by the Company to ASX each of the warranties in this clause 6 applies as at the date of this agreement and on each Capital Call Date.

6.3	Official quotation

(a)	The Company is admitted to the official list of ASX and its CDIs have been granted quotation on ASX and are not suspended from quotation or in trading halt or trading pause.

(b)	The Company has complied with its obligations under the Listing Rules.

(c)	There is no reason that the CDIs could be removed or suspended from official quotation on ASX or the Company removed from the official list of ASX.

6.4	Organisation and qualification

(a)

The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of material property or the nature of its Business makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

(b)	No resolution to alter the Constituent Documents having a Material Adverse Effect has been passed or if passed will have a Material Adverse Effect.

(c)	None of the following has occurred in relation to the Company or any of its Subsidiaries:

(i)	no resolution for their winding up has been passed and no meeting of members or creditors has been convened for that purpose;

(ii)	no winding up application has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind them up in insolvency;

(iii)	no composition or arrangement has been entered into with any of their creditors;

(iv)	no demand has been received under section 459E of the Corporations Act or equivalent provision under any Applicable Corporate Laws;

(v)	no receiver or other controller (as that expression is defined in the Corporations Act) has been appointed to them or any of their material assets;

(vi)	none of the entities are externally administered bodies corporate (as that expression is defined in the Corporations Act);

(vii)	none of the entities are insolvent within the meaning in section 95A of the Corporations Act;

(viii)	no distress, execution or other similar order or process has been levied on any of their material property or assets;

(ix)

none of the entities has received from a Corporate Regulator any notice or warning of possible cancellation of registration of the Company which cannot be rectified within seven Business Days of receipt;

(x)	no event has occurred which would entitle a person to take any proceeding or step the effect of which would result in the appointment of a receiver or receiver and manager, to the entity; and

(xi)	any event or circumstance analogous to the above has occurred under any Applicable Corporate Law.

6.5	Issue of CDIs

(a)	Upon issue of the Capital Call CDIs:

(i)	all of the Capital Call CDIs will be validly issued and fully paid and free from all Liens; and

(ii)

the Capital Call CDIs will rank equally with all existing CDIs on and from the date of issue in respect of all rights issues, bonus share issues and dividends which have a record date for determining entitlements on or after the date of issue of those Capital Call CDIs.

(b)

The Company is issuing the Capital Call CDIs and granting the Options under this agreement to raise capital for use in its business (including for working capital purposes). The Capital Call CDIs and Options are not being issued for the purpose of the person to whom they are being issued selling or transferring those securities, or granting, issuing or transferring interests in, or options, over those securities.

6.6	No Event of Default

No Event of Default or Potential Event of Default is subsisting or will result from the provision of the Capital Call.

6.7	No conflicts

The execution, delivery and performance of this agreement will not:

(a)	breach the Constituent Documents;

(b)	result in a material breach of any material agreement, indenture or instrument to which the Company or any Subsidiary is a party; or

(c)

subject to the Company having obtained all necessary Authorisations for each Capital Call, result in a material violation of any law, rule, court order, (including any Applicable Corporate Laws and the Listing Rules).

6.8	Financial statements

(a)	Except as disclosed in the financial statements, the Company’s financial statements as at 31 December 2022 (Balance Date):

(i)	have been prepared by the Company in accordance with the Accounting Standards;

(ii)

present a true and fair view of the profit or loss of the Company and its Subsidiaries for the relevant accounting periods to which they relate and the state of affairs of the Company and its Subsidiaries as at the Balance Date;

(iii)	accurately disclose the assets and liabilities of the Company and its Subsidiaries at the Balance Date;

(iv)	provide fully for all liabilities of the Company and its Subsidiaries (including contingent and tax liabilities) as at the Balance Date;

(v)	are not affected by any unusual or non-recurring item; and

(vi)	take account of all gains and losses whether realised or unrealised arising from foreign currency transactions as at the Balance Date.

(b)	Since the Balance Date:

(i)	to the best of the Company’s knowledge and belief, after having made reasonable enquiry, no material change has occurred which would result in a Material Adverse Effect; and

(ii)	the Company has not declared or paid any dividend or distribution, nor has there been any other distribution of property to its members.

(c)

The Company or a Subsidiary is the beneficial owner of each of the material assets included in the Company’s financial statements except to the extent that a material asset of the Company may, in the ordinary course of business of the Company, have changed, been reduced, or disposed of after the Balance Date.

(d)	The Company has not since the Balance Date acquired or disposed of any material assets other than in the ordinary course of business of the Company.

(e)

There is no default under any material mortgage, encumbrance or Lien to which the Company or any of its Subsidiaries is a party or to which any material property or assets of the Company or any of its Subsidiaries are subject and there has not occurred since the Balance Date any event which with the passage of time or giving of notice would constitute a default.

(f)

The Company or its Subsidiaries does not have any material debts or liabilities other than those debts and liabilities disclosed in the Company’s financial statements and debts and liabilities which have been incurred in the ordinary course of the ordinary business of the Company up to the date of this agreement and are neither of an unusual nature or an unusually large amount.

(g)

Particulars of all material bills of exchange, promissory notes and other negotiable or transferable instruments in respect of which the Company has any Liability (other than cheques drawn by the Company in the ordinary course of business) have been fully disclosed to GEM.

(h)

Subject to the accounting provisions in the financial statements, the Company reasonably believes that the material trade debts owing at the Balance Date and the date of this agreement are good debts and will produce the full amount of the debts without deduction.

(i)

The rate of depreciation applied in respect of each material depreciable asset of the Company in the Company’s financial statements has been consistently applied over the previous accounting periods of the Company and is adequate to write down the value of each such fixed asset to its realisable value at the end of its effective working life.

(j)

The Company will upon reasonable request of GEM, make available to GEM such information as GEM may reasonably require in order to verify these warranties, provided that the Company is under no obligation to provide GEM with information which is subject to confidentiality restrictions or which would otherwise result in the Company or any of its Subsidiaries breaching an agreement, law or Authorisation.

6.9	Information accurate and complete

(a)	The Company has lodged, as and when required (or as varied by any relief sought), all documents required to be lodged by it with ASX and the Corporate Regulator (Disclosure Documents).

(b)

At the time they were lodged with the Corporate Regulator or ASX, in all material respects, the Disclosure Documents were true and accurate and not misleading or deceptive (including by way of omission of a material matter) and otherwise complied with all applicable laws

(c)

The Company has not, by act or omission, made any disclosure to GEM such that if GEM enters into or completes any of the transactions contemplated under this agreement, a breach by any party of Part 7.10 Division 3 (Insider Trading) of the Corporations Act (or any equivalent Applicable Corporate Law) will occur or arise.

6.10	CHESS

The Company is a CHESS participant and operates an electronic issuer sponsored sub-register and an electronic CHESS sub-register.

7	Mutual Representations and Warranties

7.1	General

(a)

Each party gives to the other the representations and warranties set out in this clause 7 to the best of its knowledge and belief. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation or warranty.

(b)	Each of the warranties in this clause 7 applies as at the date of this agreement, on each Closing Date and on each date between them.

7.2	Warranties

(a)	The party:

(i)	is a body corporate validly existing under the laws of its place of incorporation or establishment; and

(ii)	has the corporate power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement.

(b)	This agreement is a valid and binding obligation in accordance with its terms and conditions.

(c)	Neither the execution nor performance by this agreement nor any transaction contemplated under this agreement will violate in any material respect any provision of:

(i)	any judgement binding on it;

(ii)	its constituent documents;

(iii)	subject to the Company having obtained all necessary Authorisations for each Capital Call, any applicable law binding on it; and

(iv)	any other material document, agreement, authorisation or other arrangement binding upon it.

(d)	Each party’s decision to enter this agreement has been based solely on their respective independent evaluations.

8	Disclosure

8.1	No announcement or other disclosure of transaction

Except as permitted by clause 8.2 the parties must keep confidential the existence of and the terms of this agreement and any CDI Lending Deed and all negotiations between the parties in relation to the subject matter of this agreement or a CDI Lending Deed.

8.2	Permitted disclosure

Nothing in this agreement prevents a person from disclosing matters referred to in clause 8.1:

(a)

if disclosure is required to be made by law or the rules of a recognised stock or securities exchange and the party whose obligation it is to keep matters confidential or procure that those matters are kept confidential:

(i)	has not through any voluntary act or omission (other than the execution of this agreement) caused the disclosure obligation to arise; and

(ii)

has before disclosure is made notified each other party of the requirement to disclose and, where the relevant law or rules permit and where practicable to do so, given each other party a reasonable opportunity to comment on the requirement for and proposed contents of the proposed disclosure;

(b)

if disclosure is made by way of a written announcement the terms of which have been agreed in writing by the parties prior to the making of the announcement, which agreement must not be unreasonably withheld or delayed;

(c)	if disclosure is reasonably required to enable a party to perform its obligations under this agreement;

(d)	to any professional adviser of a party who has been retained to advise in relation to the transactions contemplated by this agreement or to the auditor of a party;

(e)	with the prior written approval of each party other than the party whose obligation it is to keep those matters confidential or procure that those matters are kept confidential; or

(f)	where the matter has come into the public domain otherwise than as a result of a breach by any party of this agreement.

9	Indemnity

(a)

Subject to clause 9(b), in consideration of GEM’s execution and delivery of this agreement and acquiring the Capital Call CDIs under it and in addition to all of the Company’s other obligations under this agreement, the Company must continuously indemnify GEM and GEMYB and their respective lawful successors in title and officers, employees and advisers (collectively, Indemnified Persons) from and against any and all third party actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (Indemnified Liabilities), incurred by any Indemnified Person as a result of, or arising out of, or relating to:

(i)	any misrepresentation or breach of any representation or warranty made by or on behalf of the Company in this agreement or any other certificate, instrument or document contemplated by it;

(ii)	any promotional material prepared by the Company or any statements made to any person under clause 8 of this agreement;

(iii)	any material breach of any obligation of the Company contained in this agreement or any other certificate, instrument or document contemplated by it; and

(iv)

any proceeding, investigation, cause of action, suit or claim brought, made or threatened against an Indemnified Person and arising out of or resulting from the execution, delivery, performance or enforcement of this agreement or any other certificate, instrument or document contemplated by any of them.

(b)	The indemnity in clause 9(a) does not extend to and will not be deemed to be an indemnity for an Indemnified Person against:

(i)	Indemnified Liabilities arising out of or as a result of the wilful default, misconduct, dishonesty, fraud or gross negligence of the Indemnified Person;

(ii)	any penalty or fine which the Indemnified Person is required to pay for any contravention of the Corporations Act;

(iii)

any announcement, advertisement or publicity made or distributed by the Indemnified Person in relation to this agreement or the transactions contemplated by this agreement if the content of the announcement, advertisement or publicity was not first approved by the Company; and

(iv)	any obligation of GEM or GEMYB to subscribe for CDIs under this agreement.

(c)

If an Indemnified Person becomes aware that any act, matter or thing may give rise to any Indemnified Liabilities against it in relation to which the Company would be required to indemnify it under clause 9(a), GEM must notify the Company of the act, matter or thing and give details as far as practicable.

(d)	Notice given by GEM pursuant to clause 9(c) by any Indemnified Person will operate as notice given on behalf of all Indemnified Persons.

(e)

Subject to clause 9(g), the Company will be entitled to defend or institute such legal or other proceedings as it sees fit in respect of any Indemnified Liabilities in the name of any or all Indemnified Persons and conduct the same under the sole management and control of the Company (Relevant Proceedings) provided that the Company must:

(i)	pay the costs and expenses of the Relevant Proceedings;

(ii)

indemnify and keep indemnified each Indemnified Person against all Indemnified Liabilities incurred by an Indemnified Person as a result of, or arising out of or in relation to any Relevant Proceedings; and

(iii)	pay the Indemnified Liabilities contemplated in clause 9(e)(ii) to the relevant Indemnified Person immediately on demand.

(f)	Subject to clause 9(g), GEM must, and where the relevant Indemnified Person is not GEM, GEM must procure the relevant Indemnified Person to, at the expense of the Company on a full indemnity basis to:

(i)	take such reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Liabilities;

(ii)	not admit any Liability for or settle any Indemnified Liabilities without the prior written consent of the Company; and

(iii)	promptly render all reasonable assistance and co-operation to the Company in the conduct of any legal or other proceedings.

(g)	Clauses 9(e) and 9(f) will only operate if the Company acknowledges, subject to clauses 9(a) and 9(b), to indemnify the Indemnified Person under clause 9(a).

10	Other agreements of the Parties

10.1	Listing

On and from the first Capital Call Date neither the Company nor any of its Subsidiaries will take any action which GEM would reasonably expect to result in the removal of the Company from the official list of ASX or suspension of quotation of the Capital Call CDIs on ASX except where such action is required by law or by the Listing Rules or in order for the officers of the Company to act in accordance with their duties.

10.2	Disclosure of material information

(a)	The Company must not disclose to GEM any inside information to which section 1043A of the Corporations Act (or any other equivalent Applicable Corporate Law) would apply (Inside Information).

(b)

If the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents breach clause 10.2(a), in addition to any other remedy, GEM may make a public disclosure, in the form of a press release, public advertisement or otherwise, of any Inside Information.

(c)

GEM will not have any Liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any loss or damage suffered due to any such disclosure under clause 10.2(b).

(d)

Subject to this clause, the Company must give GEM prior and reasonable opportunity to comment on any submission made to ASX in relation to, and including the form of any notice and explanatory memorandum convening any meeting of its members to approve, the issue of the Capital Call CDIs for the purposes of the Listing Rules.

10.3	Negative covenants

The Company must use reasonable endeavours to ensure that none of the following occurs except where required by law or by the Listing Rules without the prior written approval of GEM, such approval not to be unreasonably withheld:

(a)

a reorganisation, reclassification, reconstruction, consolidation or subdivision of the capital of the Company or the creation of any different class of securities in the capital of the Company other than employee options approved by the Company in general meeting or issued pursuant to any employee or executive share option plan of the Company (provided that not more than 11% of the Fully Diluted issued capital of the Company is issued pursuant to any employee or executive share option plan);

(b)	any buyback, redemption, reduction or cancellation of CDIs or share capital;

(c)	any decision that will, or is likely to cause a Material Adverse Effect on the Company or its Business.

10.4	Holding and trading CDIs

(a)	GEM acknowledges and agrees that during the term of this agreement it must not hold more than 19.9% of all issued CDIs.

(b)	GEM agrees that it will not sell CDIs which it does not own or has no right to subscribe for pursuant to an existing Capital Call Notice from time to time.

(c)	GEM must not directly or indirectly without the prior consent of the Company:

(i)	effect or agree to effect any short sale of the CDIs, whether against the box, establish any ‘put equivalent position’ with respect to the CDIs;

(ii)	borrow or pre-borrow any CDIs;

(iii)	grant any other right (including without limitation, any put or call option) with respect to the CDIs; or

(iv)

do any of the foregoing with respect to any security that includes, relates to, or derives any significant part of its value from the Company’s CDIs or otherwise seek to hedge its position in the Company’s CDIs.

The Company consents to GEM entering into a CDI Lending Deed, as contemplated by this agreement, and to GEM dealing with CDIs borrowed by it under, and pursuant to the terms, of a CDI Lending Deed.

11	Fees and costs

11.1	Placement Agreement Fee

The Company must pay GEMYB a Placement Agreement Fee of A$600,000 in accordance with clause 11.2 (Placement Agreement Fee).

11.2	Payment

The Company must pay the Placement Agreement Fee in the following amounts and at the following times:

Payment date	Amount
Each Closing Date of a Capital Call	15% of the gross proceeds that the Company receives or is entitled to receive from any Capital Call Notice (Part Payment Amount)
The date which is the earliest of: (a) 12 months after the date of this agreement; (b) the date that a Material Change in Ownership occurs; or (c) any date on which an event in clause 11.5(d) occurs.	100% of the unpaid or outstanding amount of the Placement Agreement Fee (Unpaid Placement Agreement Fee)

11.3	Cash settlement

Unless the Company has complied with clause 11.4, the Company must pay all or part of the Placement Agreement Fee (including any Part Payment Amount or Unpaid Placement Agreement Fee) in cash and hereby directs, requests and authorises GEM or GEMYB from time to time to deduct any Part Payment Amount or Unpaid Placement Agreement Fee from and apply it against and in reduction of any amounts payable by GEM or GEMYB to the Company from time to time.

11.4	Payment in kind

If, on the due date for payment of all or part of the Placement Agreement Fee (including any Part Payment Amount or Unpaid Placement Agreement Fee), the Relevant Capital Call Conditions are satisfied, the Company may satisfy its payment obligations by:

(a)	on the due date for payment (Issue Date) - issuing, allotting and Electronically Delivering such number of CDIs to GEM calculated in accordance with the following formula (Fee CDIs):

Fee CDIs = Fee ÷ Issue Price

where:

Fee means either the Part Payment Amount or Unpaid Placement Agreement Fee (as the case may be) expressed in dollars, which is being paid in Fee CDIs.

Issue Price means the average closing bid price of CDIs during the Pricing Period.

Pricing Period means the period of 15 consecutive Trading Days ending on the day immediately preceding the due date for payment of the Unpaid Placement Agreement Fee.

(b)	except where clause 11.4(d) applies, on the Business Day immediately after the Issue Date, lodging with the ASX or Corporate Regulator a Cleansing Document;

(c)

obtaining a grant of quotation from the ASX for the Fee CDIs within five Business Days after the Issue Date, including complying with any reasonable condition required by the ASX as a condition of it granting quotation; and

(d)

this clause 11.4(d) applies if, before the date on which the Fee CDIs are issued, the Company has lodged with the relevant Corporate Regulator a prospectus (or other disclosure document) which satisfies the requirements of section 708A(11)(b)(ii) of the Corporations Act (or equivalent provision of Applicable Corporate Laws). A prospectus (or other disclosure document) does not satisfy the requirements of section 708A(11)(b)(ii) (or equivalent provision of Applicable Corporate Laws) of the Corporations Act for so long as it is the subject to a Corporate Regulator intervention (including without limitation an ASIC stop order or interim stop order).

11.5	Promissory Note

(a)

The Company shall, on the date of this agreement, provide a Promissory Note as evidence of its obligation to pay the Placement Agreement Fee and at all times ensure that GEMYB has a Promissory Note in an amount that is equal to the Unpaid Placement Agreement Fee from time to time.

(b)

It is hereby acknowledged that if, on any date prior to the Payment Date (as that term is defined in the Promissory Note) the Company pays any portion of the Placement Agreement Fee (Paid Amount) to GEMYB the amount due to GEMYB under the Promissory Note shall be reduced by an amount equal to the Paid Amount.

(c)

If the circumstances in clause 11.5(b) arise, the Company shall issue a new Promissory Note to GEMYB for an amount equal to the Unpaid Placement Agreement Fee against surrender by GEMYB of its existing Promissory Note to the Company.

(d)	If, for any reason:

(i)	the Company fails to comply with its obligations to pay the Placement Agreement Fee or any portion thereof in accordance with any of the provisions of this clause 11; or

(ii)

the Company or any CDI Lender has breached in any material respect any representation, warranty, covenant or agreement contained in this agreement and (if such breach is curable) such breach is not cured within five Business Days following receipt by the Company of notice of such breach or there has been any Material Adverse Effect; or

(iii)	the Company ceases to carry on business at any time before the Placement Agreement Fee is paid in full; or

(iv)	any steps are taken by any person to initiate any form of insolvency or administration proceedings in relation to the Company before the Placement Agreement Fee is paid in full; or

(v)	the Company ceases to be admitted to the official list of ASX; or

(vi)	this agreement is terminated under clause 14.3(a),

any Unpaid Placement Agreement Fee at that time shall become immediately due and payable in cash.

11.6	Late payments

If any sum payable under this clause 11 is not paid on the due date of payment, interest shall accrue on such sum from and including the due date for payment to but excluding the date on which payment is made at the Westpac Business Finance Rate, compounded monthly.

11.7	General costs and expenses

The Company must pay the reasonable legal fees and expenses of GEM on a full indemnity basis incurred in relation to the preparation, and negotiation of this agreement up to a maximum of $40,000.

11.8	Statutory charges and duties etc

The Company indemnifies GEM and GEMYB and agrees to keep them indemnified against any stamp or other duty, debits, goods and services tax, value added tax, impost, government or statutory charge or other taxes (including fines, penalties and interest provided they are not incurred as a consequence of the action or inaction of GEM or GEMYB or any of their respective officers, employees or agents) that may be payable in connection with the issue of the Capital Call CDIs in accordance with the terms of this agreement, or on the execution and delivery of this agreement, which are or may be required to be paid under any jurisdiction.

12	Options

12.1	Grant

In consideration of GEM entering into this agreement, the Company must on the date of this agreement:

(a)	grant and issue 5,700,000 Options to GEM or its nominee;

(b)	deliver to GEM or its nominee an Option Certificate evidencing the grant of Options; and

(c)	lodge an Appendix 3B with the ASX in respect of the grant of Options in accordance with the Listing Rules.

12.2	Liquidated damages

If the Company does not comply with its obligations under clause 12.1, GEM may at its election, by notice in writing to the Company on or before the Option Expiry Date, require the Company to satisfy those obligations by paying to GEM or its nominee a cash amount by way of liquidated damages equal to the Black Scholes Value of the GEM Options as at a date elected by GEM in its absolute discretion, provided such date is on or before the Option Expiry Date (Liquidated Damages Amount).

12.3	Payment of liquidated damages

(a)

If the Liquidated Damages Amount is payable, the Company must pay the Liquidated Damages Amount to GEM or its nominee on the first Business Day after GEM makes its election under clause 12.2 (Due Date).

(b)	Subject to clause 12.3(c), the Company may pay the Liquidated Damages Amount:

(i)	in cash;

(ii)	in CDIs; or

(iii)	through a combination of cash and CDIs,

in accordance with clauses 12.3(d) - 12.3(f) if clause 12.3(a) applies.

(c)

Notwithstanding clause 12.3(b), the Company must pay the Liquidated Damages Amount to GEM or its nominee in cash in immediately available funds in accordance with clause 12.3(d) if the Unpaid Placement Agreement Fee has become immediately due and payable under clause 11.5(d).

(d)

The Company may pay all or part of the Liquidated Damages Amount in cash by electronically transferring to an account nominated by GEM on the Due Date a cash amount in immediately available funds in full for same day value as the Due Date.

(e)

The Company may pay all or part of the Liquidated Damages Amount in CDIs by issuing, allotting and Electronically Delivering to GEM or its nominee on the Due Date such a number of CDIs equal to that part of the Liquidated Damages Amount that the Company wishes to pay by CDIs divided by the lower of the average of the VWAPs for the 5 Trading Days prior to the Options Delivery Date and the average of the VWAPs for the 5 Trading Days prior to to the Due Date.

(f)

Interest accrues daily on any part of the Liquidated Damages Amount that is not paid on the Due Date from and including the Due Date up to but excluding the date on which payment is made in full at the Westpac Business Finance Rate, calculated on actual days elapsed and a year of 365 days. The Company must pay GEM or its nominee any such accrued interest on the last day of each calendar month in arrears. Any interest which is not paid in accordance with this clause 12.3(f) when due for payment is capitalised on the first day of each month and capitalised interest forms part of the principal amount outstanding, with effect from the day the interest is capitalised, and will itself bear interest at the rate and in the manner referred to in this this clause 12.3(f) from the date of capitalisation up to and including the date on which payment is made in full.

12.4	Acknowledgement

The Company acknowledges and agrees that notwithstanding anything else in this agreement, if the Company fails to comply with its obligations under clause 12.1, GEM is entitled to seek specific performance of the Company’s obligations under clause 12.1 and is not under any obligation to make any election under clause 12.2. The provisions of clause 12.2 are in addition to any other remedy or rights which may be available to the Company at law, in equity or under this agreement.

13	Goods and services tax

13.1	Recovery of GST on supplies and adjustments under this agreement

(a)	All consideration provided under this agreement is exclusive of GST, unless it is expressed to be GST-inclusive.

(b)

Where a party (Supplier) makes a taxable supply to another party (Recipient) under or in connection with this agreement, the Recipient must pay to the Supplier an additional amount equal to the GST payable on the supply (unless the consideration for that taxable supply is expressed to include GST). The additional amount must be paid by the Recipient at the later of the following:

(i)	the date when any consideration for the taxable supply is first paid or provided; and

(ii)	the date when the Supplier issues a tax invoice to the Recipient.

(c)

If, under or in connection with this agreement, the Supplier has an adjustment for a supply under the GST law which varies the amount of GST payable by the Supplier, the Supplier will adjust the amount payable by the Recipient to take account of the varied GST amount. The Supplier must issue an adjustment note to the Recipient within 28 days of becoming aware of the adjustment.

13.2	Other GST matters

(a)

If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified is reduced by the amount of GST for which there is an entitlement to claim an input tax credit on an acquisition associated with the reimbursement or indemnity. The reduction is to be made before any increase under clause 13.1(b). An entity is assumed to be entitled to a full input tax credit on an acquisition associated with the reimbursement or indemnity unless it demonstrates otherwise before the date the reimbursement or indemnity is made.

(b)	Any reference in this agreement to cost, expense, Liability or similar amount (Expense) is a reference to that Expense exclusive of GST (unless that Expense is expressed to be GST-inclusive).

(c)	This clause will not merge on completion and will survive the termination of this agreement by any party.

14	Term and termination

14.1	Term

Subject to clause 14.3(a) and 14.4, this agreement ends at the end of the Commitment Period unless otherwise agreed.

14.2	Events of default

An Event of Default occurs if any of the following events occur:

(a)

the Company makes default in duly performing or observing any of the undertakings or agreements on its part contained in this agreement and such default, if capable of remedy, remains un-remedied for a period of 14 days after notice from GEM requiring such default to be remedied;

(b)	any of the representations or warranties herein contained is found to have been false or misleading in any material respect when made or become false or misleading in any material respect;

(c)	any event occurs which has a Material Adverse Effect;

(d)	a Material Change in Ownership occurs;

(e)

a petition is lodged or an order is made or a resolution is passed for the winding up of the Company or any Subsidiary of the Company or any meeting is convened for the purposes of considering the said resolutions;

(f)	a receiver or receiver and manager of any material undertaking or property of the Company or any Subsidiary of the Company or any part thereof is appointed;

(g)	an administrator or controller is appointed to the Company or any Subsidiary of the Company;

(h)

the Company or any Subsidiary of the Company suspends payment of its debts or if the Company seeks or is required to seek the approval of its shareholders for a disposal of its main undertaking or a major asset under chapter 11 of the Listing Rules;

(i)	the Company or any Subsidiary being or becoming unable to pay its debts when they are due or being unable to pay its debts within the meaning of the Corporations Act;

(j)

a Corporate Regulator, ASX, any Governmental Authority or any person appointed under legislation exercises formal powers to conduct an investigation into matters concerning all or any part of the affairs of the Company or any Subsidiary of the Company (other than as part of an industry or sector or in the ordinary course of the authority’s activities);

(k)	a compromise or arrangement is proposed between the Company or any Subsidiary of the Company and its creditors or any class of them;

(l)	any event or circumstance analogous to the events in clause 14.2(e) to 14.2(k) (inclusive) under any applicable law;

(m)	any Authorisation which is:

(i)	necessary for the execution, delivery or performance by the Company or any Subsidiary of the Company, or the validity or enforceability, of any transaction contemplated under this agreement; or

(ii)	material to the conduct by the Company or any Subsidiary of the Company of its business,

is not obtained or maintained on terms reasonably acceptable to GEM or is revoked; or

(n)

all or a material part of the assets of the Company or any Subsidiary of the Company are compulsorily acquired by a Governmental Authority or a Governmental Authority orders the sale or divestiture of those assets or a Governmental Authority takes a step for the purpose of doing so or proposes to do so.

14.3	Consequences of an Event of Default

(a)	If an Event of Default occurs, at any time thereafter, GEM may by giving written notice to the Company cancel the Capital Commitment and terminate this agreement.

(b)	If GEM terminates this agreement under clause 14.3(a), the following amounts become immediately payable by the Company:

(i)	the Unpaid Placement Agreement Fee; and

(ii)	any other amounts payable by the Company under this agreement which are unpaid as at the date of termination including the Liquidated Damages Amount in cash.

14.4	Effect of termination

(a)	On termination of this agreement for any reason, subject to clause 14.4(b) all future obligations of the Company and GEM to each other end.

(b)	Notwithstanding clause 14.4(a):

(i)	all provisions which by their nature survive the termination of this agreement, including clauses 11.1, 11.2, 11.5(d), 12.1 - 12.4 and 14.3(b), remain in full force and effect;

(ii)	any other agreement between the Company, GEM or GEMYB, and any other third party remains in full force and effect according to the tenure of that agreement;

(iii)	all accrued and outstanding obligations of the parties as at the date of termination remain despite termination;

(iv)

if this agreement is terminated by GEM for an Event of Default before a Closing Date, GEM has no obligation to subscribe for CDIs. If this agreement is terminated for any other reason, any outstanding obligation of GEM to subscribe for CDIs arising under a valid Capital Call Notice survives and continues after termination; and

(v)

if this agreement is terminated at any time, any obligation the Company may have to issue CDIs to GEM or its nominee or to apply for or to obtain the grant of quotation of those CDIs in accordance with this agreement and for which a Capital Call Notice has been provided survives and continues after termination, but only to the extent that GEM has paid the Purchase Price for the CDIs.

15	Conflict with Constituent Documents

If there is any conflict between any provision of this agreement and the Constituent Documents as those provisions affect legal relations between the parties, the provisions of this agreement prevail.

16	Notices

16.1	Service of notices

(a)	A party giving or serving notice or notifying under this agreement must do so in writing:

(i)	directed to the recipient’s address specified in this clause, as varied by any notice; and

(ii)	hand delivered or sent by prepaid post, facsimile or emailed to that address listed below.

(b)	The parties’ addresses and facsimile numbers are:

	GEM Global Yield LLC SCS	GEMYB
Attention:	Mr. Chris Brown	Mr. Chris Brown
Address:	412F, Route d’Esch, L-2086 Luxembourg	CUB Financial Centre, GF5, Lyford Cay, Nassau, Bahamas
Facsimile	(1) 212 265 4035	(1) 212 265 4035
Email
The Company
Attention:	Mr. Steve Wedan
Address: Email address:	400 Gateway Boulevard, Burnsville, 55337-2559, United States

16.2	Receipt

A notice given in accordance with this clause is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if send by prepaid post, fifteen Business Days after the date of posting;

(c)

if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within one Business Day after the transmission, the recipient informs the sender that it has not received the entire notice; or

(d)

If it is transmitted by email, on the day of transmission, provided that the sender does not receive an automated notice generated by the sender’s or the recipient’s email server that the email was not delivered.

16.3	Execution

A notice given in accordance with this clause is sufficiently signed for or on behalf of a party if:

(a)	in the case of a company, it is signed by a director, secretary or other officer of the company; or

(b)	in the case of an individual, it is signed by that party.

16.4	Other modes of service permitted

The provisions of this clause are in addition to any other mode of service permitted by law.

16.5	Interpretation

In this clause, notice includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under this agreement.

17	General

17.1	Approvals and consent

Except when the contrary is stated in this agreement, GEM may give or withhold any approval or consent to be given under this agreement in its absolute discretion and subject to those conditions determined by it. GEM is not obliged to give its reasons for giving or withholding any approval or consent or for giving any approval or consent subject to conditions.

17.2	Assignment

The Company must not assign or transfer any of its rights under this agreement to any person who is not an Affiliate of the Company without the prior written consent of GEM, such consent not to be unreasonably withheld. GEM may assign or transfer it rights under this agreement.

17.3	Entire agreement

(a)

This agreement contains everything the parties have agreed on in relation to the matters those documents deal with. No party can rely on an earlier document or anything said or done by another party, or by a director, officer, agent or employee of that party, before this agreement was executed, save as permitted by law.

(b)	This agreement prevails in the event of any inconsistency between this agreement and a term sheet between GEMYB and the Company dated 10 May 2023.

17.4	Execution of separate documents

(a)

This agreement is properly executed if each party executes either this agreement or an identical document. In the latter case, this agreement takes effect when the separately executed documents are exchanged between the parties.

(b)	Notwithstanding anything else in this agreement a party can enter into this agreement by signing a facsimile copy of it and sending the signed page by facsimile to the other party or its solicitor.

(c)	This agreement is deemed to have been entered into by all parties at the time the last of the parties has entered into it.

17.5	Further acts

Each party must promptly execute all documents and do all things that another party from time to time reasonably requests to effect, perfect or complete this agreement and all transactions incidental to it.

17.6	Acknowledgment by the Company

The Company hereby acknowledges that:

(a)

it has read and understood fully the content of this agreement, including, but not limited to, the pricing mechanisms, the number of Capital Call CDIs to be subscribed for at the end of each Evaluation Period, the payment of the Placement Agreement Fee and, the issue of Options, and that it is entering into this agreement on the basis of its own independent assessment of the risks and liabilities undertaken hereunder, without any representation having been made by GEM or GEMYB or any of their Affiliates as to the effect, operation or results of this agreement; and

(b)

it has been advised by its own legal and financial advisers in relation to its assessment of the risks and liabilities undertaken hereunder and that neither GEM nor GEMYB nor any of their Affiliates has provided investment advice to the Company in connection with the matters agreed in this agreement or has solicited or induced the Company to enter into this agreement.

17.7	Stamp duty

The Company must promptly pay all stamp duty payable in connection with this agreement and any document incidental to it.

17.8	Goods and Services Tax

A party must pay GST on a taxable supply made to it under this agreement, in addition to any consideration (excluding GST) that is payable for that taxable supply. The party making the taxable supply must provide a valid tax invoice to the other party at or before the time that the other party is required to pay the GST. Terms used in this clause have the meaning given to them in the A New Tax System (Goods and Services Tax) Act 1999.

17.9	Rights cumulative

Except when the contrary is stated in this agreement, the rights of a party under this agreement are cumulative and are in addition to the other rights of that party.

17.10	Severability

If a clause or part of a clause of this agreement can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this agreement, but the rest of this agreement is not affected.

17.11	Variation

This agreement may only be varied by the written agreement of the parties.

17.12	Waiver

The fact that a party fails to do, or delays in doing, something the party is entitled to do under this agreement, does not amount to a waiver of any obligation of, or breach of obligation by, another party. A waiver by a party is only effective if it is in writing. A written waiver by a party is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

17.13	Set off

GEM may at any time deduct from any money payable by GEM or GEMYB to the Company and apply it by way of set-off and reduction of any money payable by the Company to GEM or GEMYB.

17.14	Governing law and jurisdiction

This agreement is governed by the law of Queensland, Australia. The parties submit to the non-exclusive jurisdiction of its courts and courts of appeal from them. The parties will not object to the exercise of jurisdiction by those courts on any basis.

Schedule 1

Capital Call Notice

Schedule 2

Form of Resolution of Directors (clause 3.2(b))

Schedule 3

CDI Lending Deed

Schedule 4

Form of closing statement (clause 5.2(a)(i)(A))

Schedule 5

Option terms and conditions

Schedule 6

Form of Promissory Note

Execution

Executed an Agreement

Executed by GEM Global Yield LLC SCS in accordance with the laws of its place of incorporation and its constituent documents by

/s/ Mei-Ling Hom	/s/ Christopher F. Brown
Signature of witness	Signature of authorised person

Mei-Ling Hom	Christopher F. Brown
Name of witness	Name of authorised person
BLOCK LETTERS	BLOCK LETTERS

Executed by GEM Yield Bahamas Limited in accordance with the laws of its place of incorporation and its constituent documents by

/s/ Mei-Ling Hom	/s/ Christopher F. Brown
Signature of witness	Signature of authorised person

Mei-Ling Hom	Christopher F. Brown
Name of witness	Name of authorised person
BLOCK LETTERS	BLOCK LETTERS

Executed by lmricor Medical Systems Inc ARBN 633 106 019 in accordance with its constituent documents and the laws of its country of incorporation

/s/ Steve Wedan	1 July 2023
Director		*Director/*Company Secretary

STEVE WEDAN
Name of Director	Name of *Director/*Company Secretary
BLOCK LETTERS	BLOCK LETTERS